Exhibit 99.1

For More Information Contact:
Investors: Jayne L. Cavuoto-Krafchik	Media: Drew Biondo
Director of Investor Relations	Director of Corporate Communications
(516) 812-8217	(516) 812-8208
jcavuoto@deltafinancial.com	dbiondo@deltafinancial.com

Delta Financial Reports First Quarter Results
Company Achieves Record Loan Production of $837 Million

               Woodbury, NY, May 3, 2005 - Delta Financial Corporation (Amex: DFC) today reported its financial results for the three months ended March 31, 2005.

    For the three months ended March 31, 2005, the Company reported net income of $2.1 million, or $0.10 per diluted share, compared to a net loss of $5.9 million, or $0.35 per diluted share, for the first quarter of 2004.

“The significant increase in our earnings this quarter compared to the first quarter of 2004 is directly related to the increase in our on-balance sheet loan portfolio over the past twelve months to $2.9 billion at March 31, 2005, resulting from our switch to portfolio accounting in the beginning of 2004,” said Hugh Miller, president and chief executive officer. “We expect that our earnings will increase with each subsequent quarter in 2005, as our portfolio, and the interest income it generates, continues to grow.”

First Quarter Highlights

•	Originated a record $837 million in loans in the first quarter of 2005, a 66% increase over the first quarter of 2004, and an 11% increase over the fourth quarter of 2004.

•	Total cost to originate, as a percentage of loan production, decreased to 2.8% in the first quarter of 2005, compared to 3.3% in the first quarter of 2004.

•	In March 2005, completed our largest asset-backed securitization collateralized by $750 million of mortgage loans.

•	Paid a quarterly cash dividend of $0.05 per common share on April 15, 2005 to shareholders of record on March 31, 2005.

Mr. Miller said, “We are extremely proud to have achieved our largest ever quarterly loan origination volume of $837 million in the first quarter. This volume represents a solid 66 percent increase over last year’s first quarter, and an 11 percent sequential increase over the fourth quarter of 2004.”

“In conjunction with our growth in loan originations, we continued to leverage the efficiencies that our proprietary technology provides, and were able to decrease our cost to originate year-over-year by approximately 50 basis points to 2.8 percent. We believe we can reduce our cost to originate by approximately 10 percent in 2005 through growth in our loan production of at least 15 percent from last year’s level and through continued enhancements to our technology,” stated Mr. Miller.

                For the first quarter of 2005, the Company’s net interest income increased to $27.1 million from $5.4 million in the first quarter of 2004. The increase in net interest income was attributable to the Company’s increase in its loans held for investment to $2.9 billion, from $561.5 million of loans held for investment and sale in the first quarter of 2004.

The Company increased its allowance for loan losses to $16.8 million at March 31, 2005 from $10.3 million at December 31, 2004 to account for its larger and more seasoned portfolio of loans held for investment.

Loan Originations and Characteristics

The following table provides information on the Company’s loan originations by origination channel for the three months ended March 31, 2005 and 2004:
					Year-over-Year Percentage Change

(Dollars in thousands)	For the Three Months Ended March 31,
Loan Originations:	2005		2004
Wholesale	$467,450	56%	$307,076	61%	52%
Retail	369,270	44%	196,897	39%	88%
Total Loan Originations	$836,720	100%	$503,973	100%	66%

      During the first quarter of 2005, approximately 76 percent of the Company’s mortgage loans originated were fixed-rate mortgages, and approximately 24 percent were adjustable-rate mortgages.

“Our new wholesale origination hubs, which we opened in the fourth quarter of 2004, in Jacksonville, Florida and Boston, Massachusetts, contributed to our solid growth of more than 50 percent in our wholesale loan origination volume. The success of these new offices has spurred us to look to open additional wholesale origination hubs in other geographic areas in the future, with the expectation of adding one new office in 2005. We believe these origination hubs will help us to continue penetrating existing areas, which we believe can potentially offer opportunities for us to continue to grow our wholesale loan originations,” said Mr. Miller.

“In addition, we maintain a positive outlook on the growth prospects of our retail channel. We plan to continue to expand our existing retail offices in 2005 and to open a western-based retail office in the second half of 2005. We consider our established retail platform a distinct competitive advantage, as we believe it delivers more franchise value through increased profitability, less competition and more control,” continued Mr. Miller.

“Furthermore, we continued our strategy of originating predominantly fixed-rate loans, a clear distinguishing factor in our sector. We believe that having such a significant concentration of fixed-rate loans benefits our business, particularly in light of our structure as a portfolio lender, because we have found that fixed-rate loans tend to have lower delinquencies and refinance less frequently, and consequently remain on our books longer, thereby generally resulting in greater profitability, than adjustable-rate loans,” concluded Mr. Miller.

Secondary Marketing (Securitization and Loan Sales)

During the first quarter of 2005, the Company closed a securitization under its Renaissance mortgage shelf, collateralized by $750 million of mortgage loans. The Company used a senior-subordinate securitization structure and issued a NIM note (a net interest margin note primarily collateralized by the excess cash flows of the underlying securitization). The Company also sold approximately $105 million in loans on a whole-loan basis during the first quarter of 2005 for an average whole-loan sale price of 3.8 percent, net of reserve.

The following table sets forth certain information regarding loans securitized and sold on a whole-loan basis during the three months ended March 31, 2005 and 2004:

	Three Months Ended March 31,
(Dollars in thousands)	2005	2004
Loan securitizations - gain on sale (1)	$--	$113,927
Loan securitizations - portfolio based	749,999	415,118
Whole-loan sales	105,419	17,651
Total securitizations and whole-loan sales	$855,418	$546,696

(1) For the quarter ended March 31, 2004, the Company delivered $113.9 million of mortgage loans under a pre-funding feature in its fourth quarter 2003 securitization and recorded gain-on-sale related revenue during the first quarter of 2004. Because the fourth quarter 2003 securitization was structured as a sale, the Company recorded gain-on-sale revenue during the quarter ended March 31, 2004 when it delivered the loans under the pre-funding feature to the securitization trust in January 2004.

Composition of Board of Directors

With the recent passing of Spencer I. Browne, who served on Delta’s Board of Directors, the Company now has an equal number of independent and inside Board members, which would violate an American Stock Exchange (“Amex”) continued listing requirement. To afford the Company’s Board of Directors ample time to find and appoint a new independent Director, Richard Blass, executive vice president and chief financial officer, has agreed to temporarily surrender his position on the Board of Directors, so the Company can remain compliant with the Amex’s listing requirements during the search process, which has already begun. Once the Board adds an independent Director, it is expected that Mr. Blass will re-join the Board.

Conference Call and Webcast

The Company will host a conference call to discuss its financial results at 10AM ET today, Tuesday, May 3, 2005. The live conference call can be accessed by dialing (877) 407-9210 (domestic) or (201) 689-8049 (international). A live listen-only webcast of the conference call will be available on Delta Financial’s website at http://www.deltafinancial.com in the Investor Relations section of the website. A replay of the conference call and the question/answer session will be available on the Company’s website two hours after the live call is completed. The telephone replay can be accessed by dialing (877) 660-6853 (domestic) or (201) 612-7415 (international), and using the account number: 286 and conference ID number: 148974.

About the Company

Founded in 1982, Delta Financial Corporation is a Woodbury, New York-based specialty consumer finance company that originates, securitizes and sells non-conforming mortgage loans. Delta's loans are primarily secured by first mortgages on one- to four-family residential properties. Delta originates non-conforming loans primarily in 29 states. Loans are originated through a network of approximately 2,300 independent brokers and the Company’s retail offices. Since 1991, Delta has completed 43 asset-backed securitizations, collateralized by approximately $12.4 billion in mortgage loans.

Important Information Regarding Forward Looking Statements. Certain statements contained in this press release, which are not historical fact, may be deemed to be “forward-looking” statements under the federal securities laws, and involve risk and uncertainties. Forward-looking statements relate to, among other things, our projections as to our future earnings, profitability, growth, loan production, cost to originate, enhancing our technology, expanding our offices and sales force, the advantages of the Company’s retail platform and emphasis on originating fixed-rate loans, and adding members to its Board of Directors. There are many important factors that could cause our actual results to differ materially from those indicated in the forward-looking statements. Such factors include, but are not limited to, the availability of funding at favorable terms and conditions, including without limitation, warehouse, residual and other credit facilities; our ability or inability to continue to access the securitization and whole-loan markets at favorable terms and conditions; competition; loan losses, loan prepayment rates, delinquency and default rates; costs and potential liabilities associated with litigation, our regulatory settlements with state and federal agencies and other regulatory compliance matters and changes (legislative or otherwise) affecting mortgage lending activities and the real estate market; general economic conditions, including interest rate risk, future residential real estate values, demand for our products and services; and other risks identified in our filings with the Securities and Exchange Commission, including those discussed in our Form 10-K under the caption “Business-Forward Looking Statements and Risk Factors” and our Form 10-Q under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations-Forward-Looking Statements and Risk Factors.” We hereby disclaim any obligation to update or revise any of the forward-looking information contained in this press release at any future date, except as required under applicable securities laws.

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DELTA FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(Dollars in thousands, except share and per share data)

	Three Months Ended March 31,
	2005	2004
Interest income	$54,876	$7,284
Interest expense	27,783	1,913
Net interest income	27,093	5,371
Provision for loan losses	6,864	432
Net interest income after provision for loan losses	20,229	4,939

Non-interest income:
Net gain on sale of mortgage loans	5,328	7,740
Other income	2,815	96
Total non-interest income	8,143	7,836

Non-interest expense:
Payroll and related costs	15,154	11,559
General and administrative	9,795	6,129
(Gain) loss on derivative instruments	(16)	4,724
Total non-interest expense	24,933	22,412

Income (loss) before income tax expense (benefit)	3,439	(9,637)
Provision for income tax expense (benefit)	1,380	(3,722)
Net income (loss)	$2,059	$(5,915)

Other Comprehensive Income (Loss):
Net unrealized holding gains on derivatives arising during the period, net of tax	4,802	-
Other comprehensive income (loss)	$6,861	$(5,915)

Per Share Data:
Basic - weighted average number of shares outstanding	20,295,874	16,924,366
Diluted - weighted average number of shares outstanding(1)	21,237,898	16,924,366

Net income (loss) applicable to common shares	$2,059	$(5,915)

Basic earnings per share - net income (loss)	$0.10	$(0.35)
Diluted earnings per share - net income (loss)(1)	$0.10	$(0.35)

(1) The Company posted a loss for the three months ended March 31, 2004, therefore the in-the-money employee stock options are considered anti-dilutive, and are not included in the diluted share count.

DELTA FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	At March 31, 2005	At December 31, 2004
	(Unaudited)
Assets:
Cash and cash equivalents	$7,281	$5,187
Mortgage loans held for investment, net of discounts and deferred origination fees	2,933,994	2,351,272
Less: Allowance for loan losses	(16,808)	(10,278)
Mortgage loans held for investment, net	2,917,186	2,340,994
Trustee receivable	44,332	30,197
Accrued interest receivable	15,402	12,280
Excess cashflow certificates	14,059	14,933
Equipment, net	4,928	4,298
Accounts receivable	9,164	6,453
Prepaid and other assets	31,532	26,125
Deferred tax asset	51,089	50,326
Total assets	$3,094,973	$2,490,793

Liabilities and Stockholders’ Equity
Liabilities:
Bank payable	$1,589	$1,110
Warehouse financing	118,693	135,653
Financing on mortgage loans held for investment, net	2,845,031	2,236,215
Other borrowings	2,941	3,330
Accrued interest payable	5,828	4,282
Accounts payable and other liabilities	27,751	23,023
Total liabilities	3,001,833	2,403,613

Stockholders’ Equity
Common stock	204	204
Additional paid-in capital	119,565	119,451
Accumulated deficit	(27,906)	(28,950)
Accumulated other comprehensive income (loss), net of taxes	2,595	(2,207)
Treasury stock, at cost	(1,318)	(1,318)
Total stockholders’ equity	93,140	87,180

Total liabilities and stockholders’ equity	$3,094,973	$2,490,793